Amendment No. 2
On
FORM 8-A12B/A-2

For Registration of Certain Classes of Securities.  Pursuant to Section 12 (b) or 12 (g) of the Securities Exchange Act of 1934

OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

               DELAWARE                                                                                        36-2678171
                       (State of incorporation                                                                           (I.R.S. Employer
                        or organization)                                                                                    Identification No.)

307 North Michigan Avenue, Chicago, Illinois 60601
(Address of principal executive offices) Zip Code

Securities to be registered pursuant to Section 12 (b) of the Act:

                                        Title or each class                                                                  Name of each exchange on which
               To be so registered                                                                    each class is to be registered

               Rights to Purchase                                                                       New York Stock Exchange
                  Preferred Stock

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box   ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box   ☐

Securities Act Registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

Item 1.	Description of Registrant’s Securities to be Registered.

The response to Item 1 of the Registration Statement on Form 8-A of Old Republic International Corporation (the “Company”), dated March 3, 1988 and amended on May 27, 1997, is hereby amended by incorporating the following paragraphs.

Effective as of June 26, 2007, the Company amended and restated the Rights Agreement, dated as of June 26, 1997 (the “Existing Agreement” itself an amended restatement of the Rights Agreement dated as of June 26, 1987), between the Company and Computershare Trust Company, N.A., as Rights Agent. The following paragraphs summarize the principal amendments to the Existing Agreement effectuated through this amendment and restatement (the revised version of the Existing Agreement is herein referred to as the “Amended Agreement”). Capitalized terms used without definition below have the meanings assigned to them in the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1.

1.           Extension of Term. The Amended Agreement extends the Final Expiration Date of the Existing agreement from June 26, 2007 to June 26, 2017.

2.           Change of Name and Address of Rights Agent. First Chicago Trust Company was the Rights Agent under the Existing Agreement. Its name has been changed to Computershare Trust Company, N.A. This change is reflected in the Amended Agreement.

                3.           Redemption and Termination.

(a) The Amended Agreement has changed the redemption price contained in Section 23 from $0.05 to $0.01 per Right.

(b)  The Amended Agreement has deleted certain language in Section 23 concerning the timing of the exercise and redemption of the Rights.

4.           Supplements and Amendments. The Amended Agreement has deleted certain language formerly in Section 27 concerning the time period relating to the supplement or amendment of provisions of the Agreement.

Item 2.                    Exhibits

Exhibit No.            Exhibit

4.1
Amended and Restated Rights Agreement between the Company and Computershare Trust Company, N.A., dated as of June 26, 2007, including as Exhibit A thereto, the Certificate of Designations of Series A Junior Preferred Stock of Old Republic International Corporation, and as Exhibit B thereto, the amended and restated Form of Right Certificate.

Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 20,  2007

                                                               OLD REPUBLIC INTERNATIONAL CORPORATION

                                                               By:   /s/ Spencer LeRoy III
                                                                      Spencer LeRoy III
                                                                      Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibits

4.1
Amended and Restated Rights Agreement between the Company and Computershare Trust Company, N.A. , dated as of June 26, 2007 including as Exhibit A thereto, the Certificate of Designations of Series A Junior Preferred Stock of Old Republic International Corporation, and as Exhibit B thereto, the amended and restated Form of Right Certificate.